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                                                                    Exhibit 99.1

                                    SBA[LOGO]

                                      NEWS

                              FOR IMMEDIATE RELEASE

            SBA COMMUNICATIONS CORPORATION ANNOUNCES FIRST CLOSING OF
                 TOWER SALE; REFINANCES SENIOR CREDIT FACILITY

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, MAY 12, 2003

SBA Communications Corporation ("SBA" or the "Company") announced today that it has completed the first stage of its pending sale of 679 towers to AAT Communications Corp. ("AAT"), transferring interests in 631 towers to AAT in exchange for gross cash proceeds of approximately $145 million. The transfer of the remaining 48 towers for gross cash proceeds of approximately $15 million is expected to occur on or before June 30, 2003. AAT also has the option to purchase an additional 122 towers for approximately $43 million, which option is exercisable on or before June 1, 2003 and has an expected closing date on or before September 30, 2003.

SBA also announced that it has refinanced entirely its $300 million Senior Credit Facility, under which $255 million was borrowed, with the proceeds from a new $195 million Senior Credit Facility from GE Structured Finance and affiliates of Oak Hill Advisors, Inc., cash on hand and a portion of the proceeds from the tower sale to AAT.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 20,000 antenna sites in the United States.

For additional information about SBA, please contact Pamela J. Kline, Vice President, Capital Markets, at (561) 995-7670.

Information Concerning Forward-Looking Statements

This press release includes forward looking statements, including (i) the Company's expectations regarding the total number of towers that will be sold, the final purchase price and the estimated gross proceeds; (ii) the Company's expectations that the Company and AAT will satisfy all remaining closing conditions; and (iii) the Company's expectations regarding the consummation of the closing of the sale of towers to AAT in stages ending on September 30, 2003

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These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 31, 2003. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company's expectations regarding the number of towers that will be sold and the final purchase price, such factors include the decision by AAT to elect to purchase the final 122 towers, and potential adjustments based on the aggregate tower cash flow sold as determined by the terms of the purchase agreement. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.